EXHIBIT 12.2 - RATIO OF EARNINGS TO
                           FIXED CHARGES - U.S. GAAP


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

                          Grupo Iusacell, S.A. de C.V.
                 Ratio of Earnings to fixed charges calculation

                         Computation under U.S. GAAP

------------------------------------------------------------------------------------------
                                                   Figures for the year ended December 31,


                                                   ---------------------------------------
                                                    Adjusted for price-level changes and
                 Description                         expressed in thousands of constant
                                                     Mexican pesos as of March 31, 1997
                                                   --------------------------------------

                                                   --------------------------------------
                                                          1994         1995         1996
-----------------------------------------------------------------------------------------
Income (loss) from continuing operations              (685,083)    (363,242)    (141,737)
Add:
  Income Tax, Assets tax and defered income tax         12,681     (213,055)    (144,476)
                                                    ----------   ----------     --------
Pretax income (loss) from continuing operations       (672,402)    (576,297)    (286,213)
Add:
  Integral result of financing (expense only)          247,871      235,814      469,673
  Amortization of debt expense and discount
    or premium
  Interest portion of rent expense                       1,723        1,298          552
  Losses from <50% owned affiliates                                  39,141        5,993
  Amortized portion of capitalized integral
    result of financing                                    617          630        1,375
                                                    ----------   ----------     --------
  Adjustment earnings (A)                             (422,191)    (299,414)     191,380
                                                    ----------   ----------     --------
Fixed charges:
Integral result of financing (whether
  expenses or capitalized)                             774,218      942,227      470,225
Amortization of debt expense and discount
  or premium
Interest portion of rent expense
Prefered stock dividend requirement
                                                    ----------   ----------     --------
  Total fixed charges (B)                              774,218      942,227      470,225
                                                    ----------   ----------     --------
  Earnings to fixed charges (A/B)                         --           --           --
                                                    ==========   ==========     ========
  Adjusted pre-tax earnings less fixed charges      (1,196,409)  (1,241,641)    (278,845)
                                                    ==========   ==========     ========
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